EXHIBIT 11

                                      COMPUTATION OF NET INCOME PER SHARE
                          FOR THREE AND NINE MONTHS ENDED DECEMBER 31, 2003 AND 2002
                                                  (Unaudited)
                                      (In thousands, except share data)

                                                        THREE MONTHS ENDED             NINE MONTHS ENDED
                                                            DECEMBER 31,                  DECEMBER 31,
                                                 --------------------------------- ---------------------------
                                                      2003             2002           2003           2002
                                                 ---------------- ---------------- ------------  -------------
Earnings per common share - basic
---------------------------------
Net income                                                $1,236             $947       $3,749         $2,757
Preferred dividends                                          (49)             (49)        (148)          (148)
                                                 ---------------- ---------------- ------------  -------------
Net income - basic                                        $1,187             $898       $3,601         $2,609
                                                 ---------------- ---------------- ------------  -------------

Weighted average common shares
      outstanding - basic                              2,282,369        2,290,354    2,284,066      2,289,786
                                                 ---------------- ---------------- ------------  -------------

Earning per common share - basic                           $0.52            $0.39        $1.58          $1.14
                                                 ================ ================ ============  =============


Earnings per common share - diluted
-----------------------------------
Net income - basic                                        $1,187             $898       $3,601         $2,609
Preferred dividends                                           49               49          148            148
                                                 ---------------- ---------------- ------------  -------------
Net income- diluted                                       $1,236             $947       $3,749         $2,757
                                                 ---------------- ---------------- ------------  -------------

Weighted average common shares
      outstanding - basic                              2,282,369        2,290,354    2,284,066      2,289,786
Effect of dilutive securities - convertible
      preferred stock                                    208,333          208,333      208,333        208,333
Effect of dilutive securities - options                  112,358           18,671       86,598         24,068
                                                 ---------------- ---------------- ------------  -------------
Weighted average shares
      outstanding - diluted                            2,603,060        2,517,358    2,578,997      2,522,187
                                                 ---------------- ---------------- ------------  -------------

Earning per common share-diluted                           $0.47            $0.38        $1.45          $1.09
                                                 ================ ================ ============  =============
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